                                                                 Exhibit (b)(10)

                                STATUS REPORT ON
                              PROPOSED TRANSACTION
                                  INVOLVING THE
                               MCNEIL PARTNERSHIPS
                                  DECEMBER 1999















         This analysis has been prepared solely for the purpose of providing a status report at the direction of the McNeil Partnerships. Such analysis shall not be construed as and does not represent an opinion by Robert A. Stanger & Co., Inc. ("Stanger") regarding any transaction. This memorandum contains confidential and proprietary information which has not been made public and is being delivered at the direction of the Partnerships with the express understanding that such information will not be divulged to anyone except persons in the recipients organization who have a need to know for purposes of this transaction. This analysis and the contemporaneous meeting associated therewith is pursuant to the agreement between Stanger and the McNeil Partnerships.

                               McNeil Partnerships
                                  Status Report
                                  December 1999
                                TABLE OF CONTENTS

                                                                        Exhibit
                                                                        -------

Allocation Summary........................................................1

Review of McNeil Partnership Allocations..................................2

Allocations and Calculation of Unit Values................................3

Summary of McREMI & MPLP Allocations......................................4

Adjusted Working Capital Analyses.........................................5

Unit Value Comparisons....................................................6

Form of Second Stanger Opinion............................................7

                                                                       EXHIBIT 1


                               ALLOCATION SUMMARY





Aggregate Consideration                                    $644,440,000

Fees Due to PaineWebber                                      (2,627,000)
                                                           -------------

Adjusted Purchase Price                                    $641,813,000
                                                           =============























         The total fee to PaineWebber has been estimated at $3,844,000, of which $1,162,000 has already been paid and $55,000 has been separately allocated to Fairfax ($21,000) and Summerhill ($34,000). The remaining balance due to PaineWebber as a success fee is reflected above.

                                                                       EXHIBIT 2


                    REVIEW OF MCNEIL PARTNERSHIPS ALLOCATIONS


1. Adjusted purchase price was allocated between the McNeil Business and the Partnerships as a group based upon the relative value of the real estate and the McNeil Business Value



2. Allocated value was reduced by mortgage debt and adjusted by estimated excess cash balance (after transaction expenses), estimated as of January 31, 2000



3. Allocation between the Limited Partners and the MPLP Allocation Amount was based upon: (i) the general partners proportionate interest in the profits and losses of the Partnerships based upon capital contributions; (ii) the deficit restoration obligation of the General Partners; (iii) certain rights and other assets corresponding to the McNeil Partnerships which are being contributed in connection with the general partners interest and (iv) the amounts due to McREMI (the "Second McREMI Allocated Value").

                                                                       EXHIBIT 3

                         MCNEIL PARTNERSHIPS
                    ALLOCATIONS AND UNIT VALUE CALCULATION
                            (amounts in thousands)
                          (except per unit amounts)

                                                                                           EXCESS CASH BALANCE
                    TOTAL                                 MORTGAGE DEBT BALANCE      -------------------------------
                  REAL ESTATE/                          -------------------------      NET
                  McNEIL BUS.              ALLOCATED     Dec-99   JANUARY  Jan-00    WORKING     JANUARY     Jan-00
                    VALUE              %       VALUE    BALANCE   AMORT.  BALANCE    CAPITAL(1)   AMORT.     BALANCE
                    -----              -       -----    -------   ------  -------    ----------   ------     -------
Hearth Hollow       3,643            0.57%    $3,673    (2,114)     5       (2,109)      249        (5)        244
McNeil Midwest     11,816            1.86%    11,915    (8,823)    16       (8,807)       61       (16)         45
Regency North       5,030            0.79%     5,073    (2,364)     5       (2,359)      (74)       (5)        (79)
Fairfax Assoc       3,880            0.61%     3,913    (2,244)     6       (2,238)       92        (6)         86
Summerhill          6,410            1.01%     6,464    (5,656)     0       (5,656)     (738)        0        (738)
MREF IX            92,748           14.57%    93,525   (48,027)    67      (47,960)    1,934       (67)      1,867
MREF X             68,636           10.78%    69,212   (35,797)    72      (35,725)    1,208       (72)      1,136
MREF XI            71,138           11.18%    71,735   (35,313)    38      (35,275)    1,825       (38)      1,787
MREF XII           56,243            8.84%    56,714   (37,121)    34      (37,087)      302       (34)        268
MREF XIV           40,944            6.43%    41,287   (23,223)    45      (23,178)    1,608       (45)      1,563
MREF XV            40,170            6.31%    40,507   (22,857)    44      (22,813)      327       (44)        283
MREF XX             5,989            0.94%     6,039    (2,590)     6       (2,584)    1,486        (6)      1,480
MREF XXI           19,222            3.02%    19,383   (12,254)    20      (12,234)      852       (20)        832
MREF XXII          12,996            2.04%    13,105    (6,927)     9       (6,918)    1,290        (9)      1,281
MREF XXIII          6,430            1.01%     6,484    (4,184)     5       (4,179)       86        (5)         81
MREF XXIV          15,220            2.39%    15,348    (1,629)     3       (1,626)    1,448        (3)      1,445
MREF XXV           46,800            7.35%    47,192    (7,200)     0       (7,200)    3,772         0       3,772
MREF XXVI          41,813            6.57%    42,164   (18,655)    28      (18,627)    1,977       (28)      1,949
MREF XXVII         52,350            8.22%    52,789         0      0            0     5,481         0       5,481
                   -----------------------------------------------------------------------------------------------
PARTNERSHIP TOTAL 601,479           94.50%   606,520  (276,977)   403    (276,574)    23,188      (403)     22,785
McNEIL
   ALLOCATED VALUE 35,000            5.50%    35,293         0      0           0          0         0           0
                   -----------------------------------------------------------------------------------------------
                        0
TOTAL             636,479          100.00%  $641,813 ($276,977)  $403   ($276,574)   $23,188     ($403)    $22,785
                  ================================================================================================

                  MPLP ALLOCATION AMOUNT
                  ----------------------
                  SECOND         GENERAL                                  PER        PRESS        PER                    PER UNIT
                  McREMI         PARTNER        FINAL                     UNIT       RELEASE      UNIT      TOTAL        VARIANCE
                 ALLO. VAL.      INTEREST       VALUE          UNITS    ESTIMATE     PRICE      VARIANCE   VARIANCE      PERCENT.
                 ----------                     -----          -----    --------     -----      --------   --------      --------
Hearth Hollow       (305)           (33)          1,470           35     42,003      40,115      1,888        66            4.7%
McNeil Midwest      (393)          (484)          2,277           90     25,302      25,840       (538)      (48)          (2.1%)
Regency North       (195)           (10)          2,430           32     75,929      75,916         13         0            0.0%
Fairfax Assoc         (6)          (797)            958            2    479,061     450,065     28,996        58            6.4%
Summerhill           (53)            18              35            1     35,497       9,309     26,188        26          281.3%
MREF IX             (988)           687          47,132      110,170        428         424          4       420            0.9%
MREF X              (719)        (2,595)         31,309      134,980        232         234         (2)     (276)          (0.9%)
MREF XI             (623)        (2,396)         35,228      159,813        220         221         (1)      (91)          (0.3%)
MREF XII            (241)        (2,800)         16,854      229,666         73          77         (4)     (831)          (4.7%)
MREF XIV            (439)          (618)         18,615   86,534.384        215         214          1        97            0.5%
MREF XV             (375)          (985)         16,617      102,796        162         160          2       170            1.0%
MREF XX             (182)          (216)          4,537   49,511.566         92          92          0       (18)          (0.4%)
MREF XXI          (1,341)        (4,177)          2,463       24,863         99          99          0         2            0.1%
MREF XXII           (735)        (1,601)          5,132   19,493,088       0.26        0.25       0.01       259            5.3%
MREF XXIII          (281)          (360)          1,745    6,574,985       0.27        0.28      (0.01)      (96)          (5.2%)
MREF XXIV           (364)          (505)         14,298       40,000        357         347         10       418            3.0%
MREF XXV            (403)        (1,430)         41,931   82,943,685       0.51        0.50       0.01       459            1.1%
MREF XXVI           (355)          (797)         24,334   86,530,671       0.28        0.27       0.01       971            4.2%
MREF XXVII          (544)        (1,213)         56,512    5,162,909      10.95       10.54       0.41     2,095            3.9%
                  -------------------------------------                                               ----------
PARTNERSHIP TOTAL (8,542)       (20,311)        323,878                                      TOTAL         3,681
McNEIL                                                                                                ==========
   ALLOCATED VALUE 8,542         20,311          64,146
                  -------------------------------------
TOTAL                 $0             $0        $388,024
                  =====================================

                                                                       EXHIBIT 4
                              MCNEIL PARTNERSHIPS
                     SUMMARY OF MCREMI & MPLP ALLOCATIONS
                            (AMOUNTS IN THOUSANDS)


                                                                             ADJUSTED
                        TOTAL   MCREMI    MPLP     DRO       GP     $190,000     GP
                        PAYABLE  ONLY     ONLY            INTEREST   ADJUST. INTEREST
                        -------  ----     ----            --------   ------- --------
Hearth Hollow           ($348)   (305)     (43)     0        (43)      10       (33)
McNeil Midwest           (910)   (393)    (517)     0       (517)      34      (484)
Regency North            (219)   (195)     (24)     0        (24)      14       (10)
Fairfax Assoc            (814)     (6)    (808)     0       (808)      11      (797)
Summer Hill               (53)    (53)       0      0          0       18        18
MREF IX                (3,646)   (988)  (2,658) 3,082        424      264       687
MREF X                 (4,191)   (719)  (3,472)   682     (2,790)     195    (2,595)
MREF XI                (4,029)   (623)  (3,406)   808     (2,598)     202    (2,396)
MREF XII               (4,367)   (241)  (4,126) 1,166     (2,960)     160    (2,800)
MREF XIV               (1,608)   (439)  (1,169)   435       (734)     116      (618)
MREF XV                (1,474)   (375)  (1,099)     0     (1,099)     114      (985)
MREF XX                  (415)   (182)    (233)     0       (233)      17      (216)
MREF XXI               (5,572) (1,341)  (4,231)     0     (4,231)      55    (4,177)
MREF XXII              (2,373)   (735)  (1,638)     0     (1,638)      37    (1,601)
MREF XXIII               (659)   (281)    (378)     0       (378)      18      (360)
MREF XXIV                (913)   (364)    (549)     0       (549)      43      (505)
MREF XXV               (1,966)   (403)  (1,563)     0     (1,563)     133    (1,430)
MREF XXVI              (1,526)   (355)  (1,171)   255       (916)     119      (797)
MREF XXVII             (1,906)   (544)  (1,362)     0     (1,362)     149    (1,213)

                    -----------------------------------------------------------------
TOTALS                (36,990) (8,542) (28,448) 6,427    (22,021)   1,710   (20,311)
                    =================================================================

                                                                       EXHIBIT 5
                              MCNEIL PARTNERSHIPS
                       ADJUSTED WORKING CAPITAL ANALYSIS
                       ---------------------------------
                            (AMOUNTS IN THOUSANDS)


                                                                                         TOTAL               ADJUSTED
                        CURRENT    JANUARY     CURRENT       OTHER      SUBTOTAL         MCNEIL              WORKING
                        ASSETS     ADJUST.     LIABIL.    LIABILITIES                   PAYABLE     OTHER    CAPITAL
                        ------     -------     -------    -----------                   -------     -----    -------
Hearth Hollow             433         25         (209)         (348)          (99)          348                249
McNeil Midwest            647         59         (645)         (910)         (849)          910                 61
Regency North             155         42         (271)         (219)         (293)          219                (74)
Fairfax Assoc             333         37         (278)         (814)         (722)          814                 92
Summerhill                178         20         (936)          (53)         (791)           53               (738)
MREF IX                 7,279        348       (5,693)       (3,646)       (1,713)        3,646              1,934
MREF X                  5,194        347       (4,333)       (4,191)       (2,982)        4,191              1,208
MREF XI                 5,816        219       (4,210)       (4,029)       (2,204)        4,029              1,825
MREF XII                3,679        246       (3,623)       (4,367)       (4,065)        4,367                302
MREF XIV                3,747        228       (2,367)       (1,608)            0         1,608              1,608
MREF XV                 2,434        221       (2,328)       (1,474)       (1,147)        1,474                327
MREF XX                 1,978          9         (501)         (415)        1,071           415              1,486
MREF XXI                2,324         58       (1,530)       (5,572)       (4,721)        5,572                852
MREF XXII               1,907         58         (674)       (2,373)       (1,083)        2,373              1,290
MREF XXIII                529         14         (457)         (659)         (573)          659                 86
MREF XXIV               2,243        109         (904)         (913)          536           913              1,448
MREF XXV                6,238        234       (2,701)       (1,966)        1,805         1,966              3,772
MREF XXVI               3,969        240       (2,232)       (1,526)          451         1,526              1,977
MREF XXVII              7,330        356       (2,204)       (1,906)        3,575         1,906              5,481
                        -----        ---       ------        ------         -----         -----              -----
TOTAL                  56,413      2,871      (36,096)      (36,990)      (13,802)       36,990       0     23,188
                       ======      =====       ======        ======       =======        ======       =     ======

                                                                       EXHIBIT 6

                              McNEIL PARTNERSHIPS
                              VALUE COMPARISONS(1)

                                    Estimated          Net           Going
                     Units            Offer           Asset         Concern       Liquidation
Partnership       Outstanding       Price (2)         Value          Value           Value
-----------       -----------       ---------         -----          -----           -----
Hearth Hollow              35         42,003          40,835         37,184          38,263
McNeil Midwest             90         25,302          23,828         14,106          20,384
Regency North              32         75,929          74,165         62,774          70,102
Fairfax Assoc.              2        479,061         457,288        178,769         407,288
Summerhill                  1         35,497               0              0 (7)           0
McNeil IX             110,170            428             418            374             397
McNeil X              134,980            232             226            189             213
McNeil XI             159,813            220             215            183             204
McNeil XII            229,666             73              71             42              64
McNeil XIV             86,534            215             210            195             198
McNeil XV             102,796            162             157            145             147
McNeil XX              49,512             92              90             64              87
McNeil XXI             24,863             99              90              0 (5)           0
McNeil XXII        19,493,088           0.26            0.26           0.21            0.24
McNeil XXIII        6,574,985           0.27            0.25           0.16            0.21
McNeil XXIV            40,000            357             353            280             343
McNeil XXV         82,943,685           0.51            0.50           0.44            0.48
McNeil XXVI        86,530,671           0.28            0.28           0.24            0.26
McNeil XXVII        5,162,909          10.95           10.83           9.72           10.57


                 Robert A. Stanger & Co.(3)                          SPECTRUM(4)
                 -------------------------                ---------------------             Tender Offer Ranges (5)
                                  Weighted                             Weighted             ----------------------
Partnership      # Units           Average                # Units       Average             Low         High
-----------      -------          --------                -------      --------             ---         ----
Hearth Hollow         3           28,000 (6)                  N/A           N/A             15,000      15,000
McNeil Midwest       10           11,294 (6)                  N/A           N/A             15,000      26,500 (8)
Regency North         1           16,000 (6)                  N/A           N/A             16,000      77,000 (8)
Fairfax Assoc.      N/A              N/A                      N/A           N/A                N/A         N/A
Summerhill          N/A              N/A                      N/A           N/A                N/A         N/A
McNeil IX         1,302              297                       74           352                200         350
McNeil X            385              185                      N/A           N/A                115         205
McNeil XI           442              180                      128           190                100         165 (8)
McNeil XII          633               47                      185            53                 32          50
McNeil XIV          146              158                      N/A           N/A                 89         151 (8)
McNeil XV           559              153                      130           147                115         140 (8)
McNeil XX           186               94                      N/A           N/A                 60         175 (9)(8)
McNeil XXI          N/A              N/A                      N/A           N/A                 80         105 (10)
McNeil XXII         N/A              N/A                    5,000          0.21               0.07        0.26 (8)
McNeil XXIII        N/A              N/A                      N/A           N/A               0.01        0.15
McNeil XXIV          98              327                       19           296                275         335
McNeil XXV      551,367             0.37                   35,125          0.40               0.26        0.38 (8)
McNeil XXVI     221,958             0.24                   55,000          0.21               0.16        0.23
McNeil XXVII     28,821             8.46                    1,000          8.85               6.00        8.25

(1) Based upon estimated balance sheets and Excess Cash Balance estimates of the General Partner as of JANUARY 31, 2000. and includes impact, if any, of Deficit Restoration Obligation.
(2) Offer price based upon allocation methodology and assumes payment for Excess Cash Balance.
(3) Per Seconday Market Database of Robert A. Stanger & Co., Inc. through September 30, 1999, except as noted.
(4)      "The Partnership Spectrum", September/October 1999 issue.
(5) Partnership is approximately 95% leveraged and therefore going concern value is deemed inapplicable.
(6)      Reported by McREMI.
(7) Partnership is more than 95% leveraged and therefore going concern value is deemed inapplicable.
(8)      Units are subject to a offer expiring in fourth quarter of 1999.
(9) High offer was by Mackenzie Patterson in November 1997. Partnership made a special distribution in 1998 (after such offfer) of $116 per unit from payoff of Notes.
(10) One offer at $100 at October 1998. Partnership owned Wise County Property, which was foreclosed in May 1998 and Fort Meig's Plaza, which was sold in April 1998 with no cash in excess of debt balance. May have affected offeror's value estimate. Second offer in fourth quarter 1999 at $105 for 8% of units.

                                                                       EXHIBIT 7

                         FORM OF SECOND STANGER OPINION
                         ------------------------------



                                                       December __, 1999




McNeil Real Estate Fund IX, Ltd.          McNeil Real Estate Fund XXIV, L.P.
McNeil Real Estate Fund X, Ltd.           McNeil Real Estate Fund XXV, L.P.
McNeil Real Estate Fund XI, Ltd.          McNeil Real Estate Fund XXVI, L.P.
McNeil Real Estate Fund XII, Ltd.         McNeil Real Estate Fund XXVII, L.P.
McNeil Real Estate Fund XIV, Ltd.         Hearth Hollow Associates, L.P.
McNeil Real Estate Fund XV, Ltd.          McNeil Midwest Properties I, L.P.
McNeil Real Estate Fund XX, L.P.          Regency North Associates, L.P.
McNeil Real Estate Fund XXI, L.P.         Fairfax Associates II, Ltd.
McNeil Real Estate Fund XXII, L.P.        McNeil Summerhill I, L.P.
McNeil Real Estate Fund XXIII, L.P.


Gentlemen:

      The general partners (the "General Partners") of the above identified partnerships (the "Partnerships") have advised us that the Partnerships are contemplating a transaction (the "Transaction") pursuant to an agreement (the "Master Agreement") in which WXI/McN Realty L.L.C., a newly formed Delaware limited liability company (the "Company"), will acquire (i) the general partnership interests in each of the Partnerships and certain rights and assets relating thereto (collectively, the "General Partner Interests"), (ii) the limited partnership interests in each of the Partnerships (the "Limited Partner Interests") and (iii) the assets of McNeil Real Estate Management, Inc. and certain rights relating thereto (collectively, the "McREMI Assets"), in exchange for cash and membership interests in the Company ("Membership Interests") and the prepayment and assumption of indebtedness of the Partnerships and their subsidiaries (collectively, the total cash, Membership Interests and the aggregate amount of indebtedness being prepaid or assumed are referred to herein as the "Aggregate Consideration"). The Aggregate Consideration will approximate $644,440,000. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Master Agreement.

      We understand that, pursuant to the terms of the Master Agreement, the parties to the Master Agreement have agreed to allocate the Aggregate Consideration between certain assets of McREMI (the "Partial McREMI Allocated Value"), on the one hand, and all of the Partnerships taken as a whole (collectively, the "Total Allocated Partnership Value"), on the other hand, pursuant to an Allocation Analysis (the "Allocation Analysis") prepared by Robert A. Stanger & Co., Inc. ("Stanger"). We understand that the Total Allocated Partnership Value will be allocated among the individual Partnerships pursuant to the terms of the Master Agreement (the portion of the Total Allocated Partnership Value allocated to each Partnership, the "Per Partnership Allocated Value" for such Partnership). In rendering the Allocation Analysis, the Per Partnership Allocated Value will be reduced by the aggregate amount of indebtedness of such Partnership (the "Net Per Partnership Allocated Value"). We understand that, pursuant to the terms of the Master Agreement, the parties to the Master Agreement have agreed to allocate the Net Per Partnership Allocated Value of each Partnership among the General Partner Interests in each Partnership (which shall include a further allocation between the proportional interest in such Partnership based upon capital contributions and each of the rights and other assets corresponding to such Partnership which are being contributed in connection with such interests in accordance with Article II of the Master Agreement), the amounts due to McREMI (the "Second McREMI Allocated Value"), and each class of Limited Partner Interests in such Partnership (the "Limited Partner Consideration Amount"). We understand that the Master Agreement contemplates a special payment to Limited Partners of each Partnership at or around the closing date of the Transaction in an amount equal to the estimated working capital balance as of such date (the "Excess Cash Balance"). The Excess Cash Balance and the Limited Partner Consideration Amount of each Partnership will be paid to holders of Limited Partner Interests of each Partnership based upon the provisions of the partnership agreement of each Partnership relating to a liquidation.

      We understand that limited partners in each of the Partnerships will have the opportunity to approve or reject the participation by their Partnership in the Transaction pursuant to a proxy statement and a limited partners meeting which will be prepared and held, respectively, in connection with the Transaction, and further that limited partners in each Partnership (except Fairfax Associates II, Ltd. ("Fairfax") and McNeil Summerhill I, L.P. ("Summerhill")), will receive only cash in exchange for Limited Partner Interests. We understand that affiliates of the General Partners are expected to contribute assets to the Company in connection with the Transaction (including the General Partner Interests in each of the Partnerships, the Limited Partner Interests in Fairfax and Summerhill, the McREMI Assets and additional cash) with an aggregate value range of $65.1 million to $100 million, representing approximately 30.4% to 46.7% of the initial mezzanine debt and equity capitalization of the Company.

      On June 24, 1999, Stanger provided an opinion as to the fairness, from a financial point of view, to the holders of each class of Limited Partner Interests in each Partnership of: (i) the Aggregate Consideration to be paid for the McREMI Assets and the Limited Partner Interests and General Partner Interests in the Partnerships in connection with the Transaction; (ii) the allocation of the Aggregate Consideration between the Partial McREMI Allocated Value, on the one hand, and the Total Allocated Partnership Value, on the other hand; (iii) the Per Partnership Allocated Value for each Partnership; (iv) the methodology of allocation of the Per Partnership Allocated Value, less indebtedness prepaid or assumed, among the General Partner Interests, the Second McREMI

Allocated Value and each class of Limited Partner Interests; and (v) the estimated per unit Excess Cash Balance and Limited Partner Consideration Amount with respect to each class of Limited Partner Interests for each Partnership determined as of March 31, 1999, based upon the balance sheet of each Partnership as of such date adjusted for transaction expenses and the allocation thereof, as estimated by the General Partner. You have requested that Stanger provide a second opinion (the "Second Stanger Opinion") as to the fairness from a financial point of view, to the holders of each class of Limited Partner Interest in each Partnership of: (i) the portion of the Aggregate Consideration allocated to the General Partner Interests in each Partnership; (ii) the Second McREMI Allocated Value for each Partnership; (iii) the Limited Partner Consideration Amount for each class of Limited Partner Interests in each Partnership; and (iv) the sum of the estimated per unit Limited Partner Consideration Amount and Excess Cash Balance with respect to each class of Limited Partner Interests for each Partnership, based on the General Partner's estimates as of January 31, 2000 of the modified net working capital balance of each Partnership, calculated in accordance with the terms of the Master Agreement.

      Stanger, founded in 1978, has provided research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

      Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

      In arriving at the opinion set forth below, we have:

      o Reviewed the Master Agreement and the form of the First Amended and Restated Limited Liability Company Operating Agreement of WXI/McN Realty L.L.C. attached as an exhibit to the Master Agreement;

      o Reviewed a draft of the Proxy Statement relating to the Transaction for each Partnership;

      o Reviewed the financial statements of the Partnerships for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999;

      o Reviewed the financial statements of McREMI and its affiliates for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999;


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      o        Reviewed the General Partner's estimates as of January 31, 2000 of the modified net working capital balance of each Partnership, calculated in accordance with the terms of the Master Agreement:

      o Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

      In rendering this opinion, we have relied, without independent verification, on the accuracy and completeness in all material respects of all financial and other information that was furnished or otherwise communicated to us by McREMI, the General Partners and the Partnerships. We have not performed an independent appraisal of the assets and liabilities of the Partnerships or the McREMI Assets. We have not conducted any engineering studies and have relied on the estimates of the management of McREMI with respect to deferred maintenance and the estimated cost to remediate environmental conditions for each Property.

      We have relied on the assurance of McREMI, the General Partners and the Partnerships, that: (i) the Property budgets and discounted cash flow analyses provided to us were in the judgment of McREMI, the General Partners and the Partnerships reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; (ii) any estimates of costs to remediate environmental conditions are adequately considered in the capital expenditure estimates provided to us and that no additional environmental conditions are present at the Properties; (iii) any historical financial data, balance sheet data, transaction cost estimates and estimates of the deficit restoration obligation of the general partner which would be due upon a liquidation are accurate in all material respects; (iv) no material changes have occurred in the information reviewed or in the value of the Properties or the McREMI Assets between the date the information was provided to us and the date of this letter; and (v) McREMI, the General Partners and the Partnerships are not aware of any information or facts regarding the Partnerships, the Properties, the McREMI Assets or the Company that would cause the information supplied to us to be incomplete or misleading in any material respect.

      We did not determine or negotiate the amount or form of the Aggregate Consideration. We have not been requested to, and therefore do not: (i) make any recommendation to McREMI, the General Partners or the Limited Partners with respect to whether to approve or reject the Transaction; or (ii) express any opinion as to (a) the impact of the Transaction with respect to McREMI, the General Partners or the Limited Partners of any Partnership that does not participate in the Transaction; (b) the tax consequences of the Transaction for McREMI, the General Partners or the Limited Partners of any Partnership; (c) the Company's ability to qualify as a partnership or real estate investment trust, or the consequences of the Company's failure to so qualify; (d) the potential capital structure of the Company or its impact on the financial performance of the Membership Interests; (e) the Company's ability to finance its obligations pursuant to the Master Agreement or the impact of a failure to obtain financing on the financial performance of the Company or the Partnerships; (f) whether or not alternative methods of determining or allocating the Aggregate Consideration to be received by the General Partners, Limited Partners of the Partnerships or McREMI would have also provided fair results or results substantially similar to those of the methodology used; (g) alternatives to the Transaction; or (h) any other terms of the Transaction

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other than each of the matters set forth in clauses (i) through (iv) of the final paragraph of this letter. Furthermore, we are not expressing any opinion herein to Robert A. McNeil or Carole McNeil in their capacities as direct or indirect holders of General or Limited Partner Interests in the Partnerships or McNeil Partners, L.P. or of capital stock in McREMI. Further, we are not expressing any opinion herein as to the fairness of any terms of the Transaction other than as described herein, including without limitation: (i) the fairness of the amounts or allocations of Transaction costs, or (ii) the prices at which the Membership Interests in the Company may trade, if at all, following the Transaction, or the trading value of the Membership Interests compared with the current fair market value of any assets contributed to the Company in connection with the Transaction if the Company were to be liquidated in the current real estate market.

      This letter does not purport to be a complete description of the analyses performed or the matters considered in rendering our opinion. The analyses and the summary set forth herein must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made and the judgments applied in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to herein is not meant to indicate that such analysis was given greater weight than any other analysis.

      Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, each of the matters set forth in the following clauses (i) through (iv) is fair from a financial point of view to the holders of each class of Limited Partner Interests in each Partnership: (i) the portion of the Aggregate Consideration allocated to the General Partner Interests in each Partnership; (ii) the Second McREMI Allocated Value for each Partnership; (iii) the Limited Partner Consideration Amount for each class of Limited Partner Interests in each Partnership; and (iv) the sum of the estimated per unit Limited Partner Consideration Amount and Excess Cash Balance with respect to each class of Limited Partner Interests for each Partnership, based on the General Partner's estimates as of January 31, 2000 of the modified net working capital balance of each Partnership, calculated in accordance with the terms of the Master Agreement.

Yours truly,


Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
December __, 1999


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